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                                                                    EXHIBIT 99.1

For Release:    Immediately

Contact:        John D. Swift, Chief Financial Officer


            MOHAWK INDUSTRIES, INC. BECOMES A NATIONAL DISTRIBUTOR
                           FOR CONGOLEUM CORPORATION


Calhoun, Georgia, September 25, 2000 - Mohawk Industries, Inc. (NYSE:MHK) today has announced that it has been selected to become a national distributor of Congoleum Corporation (AMEX: CGM) products throughout Continental United States effective November 1, 2000.

Commenting on the selection of Mohawk, Jeffrey S. Lorberbaum, Chief Operating Officer, stated, "We are very excited with the potential long term benefits of this relationship to both companies. For Mohawk, this gives us a much stronger position in the floorcovering industry with at complete line of soft and hard surface floorcoverings for our customer. During 2000 and 2001 we will complete the distribution of wood products throughout the U.S. and expand our ceramic tile line from two regions to the remaining eight regions. To support Congoleum and our other hard surface offerings, we have established a dedicated sales force and technical personnel throughout the United States. Coupling these products and this salesforce with our extensive distribution operations will provide even better service to our customers. This will strengthen our position with our customers throughout the United States."

During the next twelve months significant startup costs for vinyl, wood and ceramics will be incurred to achieve a significant position in the hard surface market. Payroll costs for over 200 new sales and technical personnel, additional regional warehousing costs, sample expenses and other hard surface flooring related costs and investments will be included in these startup costs. We anticipate the growth in sales will lag the increase in costs. In addition, the Company continues to experience increased oil-related costs such as raw material, utility and fuel costs that have been difficult to recover or offset on a timely basis. It appears that these higher costs and higher interest rates are also having a dampening effect on the economy and floorcovering industry. The overall impact due to a combination of the cost increases, slower sales growth, recent price increases and higher productivity on Mohawk's operations (excluding the one-time $7.0 million Anti-Trust litigation settlement cost) is anticipated to result in the third quarter of 2000 earnings per share being similar to the second quarter of 2000, but the fourth quarter of 2000 and first quarter 2001 will incur a majority of the expenditures with limited sales growth from the hard surface lines. Taking into consideration all the factors influencing the business at this time, it is anticipated that the fourth quarter earnings per share will be above last year but only by middle single digit percentage growth. We believe additional hard surface costs will be incurred after fourth quarter but it is difficult to anticipate the state of the economy, the condition of oil-related and interest costs, and the potential sales growth of theses new product lines.
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The long-term value of this relationship and these new products is extremely important but does require some short-term expenditures. We believe this will give us a distinct competitive advantage with our customers.

The earnings release for the third quarter will be issued on October 12, 2000, after the close of the market. A conference call will be held on September 26, 2000 at 11:00 a.m. EST. Call (800) 603-9255 to participate.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future financial performance, business prospects, growth and operating strategies, proposed acquisitions, new products and similar matters, and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Those statements are based on assumptions regarding the Company's ability to achieve forecasted operating results and its product lines. These or other assumptions could prove inaccurate and therefore, there can be no assurance that the "forward-Looking statements" will prove to be accurate. Forward-looking statements involve a number of risks and uncertainties. The following important factors affect the future results of Mohawk and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions generally in the carpet, rug and floorcovering markets served by Mohawk; competition from other carpet, rug and floorcovering manufacturers; oil price increases; raw material prices; timing and level of capital expenditures; the successful integration of acquisitions including the challenges inherent in diverting Mohawk's management attention and resources from other strategic matters and from operational matters for an extended period of time; the successful introduction of new products; the successful rationalization of existing operation; and other risks identified form time to time in the Company's SEC reports and public announcements.

Mohawk is a leading producer of woven and tufted broadloom carpet and rugs for residential and commercial applications. The Company designs, manufactures and markets carpet in a broad range of colors, textures and patterns and is widely recognized through its premier brand names, some of which include "Mohawk," "Aladdin," "Bigelow," "Custom Weave," "Durkan," "Galaxy," "Harbinger," "Helios," "Horizon," "Image," "Karastan," "Mohawk Commercial," "World," and "Wunda Weve." Mohawk offers a broad line of area and washable rugs branded by Karastan, Aladdin, Newmark & James and American Rug Craftsmen and decorative throw blankets, placemats, pillows and chairpads branded by American Weavers. Mohawk also offers a complete laminate product line and distributes carpet padding and ceramic tile. The Company markets its products primarily through retailers and dealers.
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Dates for Future Press releases and conference Calls:
                    Press Release  Conference Call
3rd Quarter 2000    October 12     October 13       11:00 am  (800-603-9255)
4th Quarter 2000    February 8     February 9       11:00 am        "
1st Quarter 2001    April 12       April 13         11:00 am        "
2nd Quarter 2001    July 12        July 13          11:00 am        "

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